Exhibit 10.28

Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into as of the last date signed below (the “Effective Date”), by and between J.Jill, Inc. (the “Company”) and Claire Spofford (“Executive” and, together with the Company, the “Parties”).  It is understood that Executive’s first day of employment under this Agreement shall be October 26, 2020, or such other date, not later than December 1, 2020, or as may be mutually agreed in writing between the Parties (the “Start Date”).

R E C I T A L S

WHEREAS, the Parties desire to enter into a written employment agreement to reflect the terms upon which Executive shall provide services to the Company and its direct and indirect subsidiaries, whether existing on the Effective Date or thereafter acquired or formed (collectively, the “J.Jill Companies”); and

WHEREAS, Executive’s agreement to enter into this Agreement and be bound by the terms hereof, including the restrictive covenants described herein, is a material inducement to the Company’s willingness to provide equity-based compensation to Executive as described herein, and the Company would not otherwise grant such equity-based compensation to Executive if Executive did not agree to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth in this Agreement, and the performance by the Parties of their respective obligations hereunder, the Parties, intending to be legally bound, agree as follows:

AGREEMENTS

1.Term.  The term of this Agreement and of Executive’s employment with the Company (the “Term”) shall begin on the Start Date and continue until the Term is terminated in accordance with Section 6 of this Agreement.

2.Position and Duties.  The Company hereby employs Executive as the  President and Chief Executive Officer of the J.Jill Companies, reporting directly to the Board of Directors of the Company (the “Board”).  Executive shall have such responsibilities, duties, and authorities as are assigned by the Board and are commensurate with the position of Chief Executive Officer.  Executive shall fulfill her duties and responsibilities in a diligent, trustworthy and appropriate manner and in compliance with the policies and practices of the J.Jill Companies and applicable law.  During the Term, Executive shall devote her full business time and attention to the business and affairs of the J.Jill Companies and shall not be engaged in or employed by or provide services to any other business enterprise without the written approval of the Board; provided, however, that Executive may serve on the board of directors or similar governing authority of not more than two (three including the Board) business organizations (and retain any compensation from same) and may manage her personal affairs, finances, and investments, and may participate in charitable and not-for-profit activities, all without the necessity of obtaining the Board’s approval, so long as such activities do not create an actual or potential conflict of interest with, or interfere with the performance of, Executive’s duties hereunder or conflict with

Doc#: US1:13660634v11

Executive’s covenants under paragraphs 7 through 11 of this Agreement, in each case as determined in the sole judgment of the Board.

3.Compensation.  For all services rendered by Executive (including her compliance with the covenants in paragraphs 7 through 11 of this Agreement), the Company shall compensate Executive during the Term as follows:

(a)Base Salary.  As of the Start Date, the gross annual salary payable to Executive shall be Nine Hundred Thousand Dollars ($900,000) per year, which shall be paid in substantially equal installments on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly, and prorated for any partial year of employment (the “Base Salary”).  Executive's Base Salary shall not be decreased during the Term except as provided in section 6(d)(iv) below. The Base Salary shall be reviewed by the Compensation Committee of the Board (the “Committee”) at least annually and shall be subject to increase by the Committee in its discretion.

(b)Annual Bonus.  For each fiscal year during the Term, Executive shall be eligible for an annual bonus (the “Annual Bonus”).  The Annual Bonus shall be determined by the Committee based upon the Company’s achievement of financial and other goals to be proposed annually by Executive and approved by the Committee.  If all performance objectives are fully met, the target amount of the Annual Bonus shall be equal to one hundred percent (100%) of Executive’s Base Salary (prorated for partial years of employment), but a higher bonus shall be possible for exceptional performance; provided that, for the fiscal year ending January 31, 2021, the Annual Bonus shall be Nine Hundred Thousand Dollars ($900,000) (the “First-year Annual Bonus”), subject to the immediately following sentence. The First-year Annual Bonus shall be paid within fifteen (15) days following the Start Date; provided that, if Executive’s employment with the Company is terminated by the Company for Cause or Executive resigns without Good Reason, in either case, prior to the first anniversary of the Start Date, then Executive shall repay the after-tax portion of the First-year Annual Bonus to the Company within thirty (30) business days following such termination of employment.  The Annual Bonus shall be paid in accordance with the Company’s customary practices for payment of annual bonuses to senior executive employees within seventy-five (75) days after the later of (i) the close of the fiscal year (defined as January 31) for which the Annual Bonus was earned and (ii) the completion of the applicable fiscal year financial audit, but in no event later than April 15 of the fiscal year following the fiscal year in which the Annual Bonus was earned; provided, however, that except as provided in this Agreement, Executive must be employed through the end of the applicable fiscal year to be entitled to receive the Annual Bonus.

(c)Benefits and Perquisites.  Executive shall be entitled to participate in the employee benefit plans and programs of the J.Jill Companies in accordance with the terms of such plans and programs and shall be entitled to the same perquisites as are made available to other senior executive employees of the J.Jill Companies. In addition, Executive will receive a housing stipend in the amount of Ninety Thousand Dollars ($90,000) per year for the first three (3) years of Executive’s employment. The three-year period shall be measured from Executive’s Start Date. Executive shall receive the yearly housing stipend in installments of Seven Thousand Five Hundred Dollars ($7,500), payable monthly in advance.  In addition, during the Term, Executive shall be entitled to reimbursement for expenses reasonably incurred in connection with an annual physical with a provider of Executive’s choice, and up to Twenty Five Thousand Dollars

($25,000) of professional fees incurred in connection with income tax planning and return preparation per year.

(d)Sign-on Bonus.  Executive shall be paid a one-time cash sign-on bonus of Seven Hundred Thousand Dollars ($700,000) within fifteen (15) days following Executive’s Start Date with the Company; provided that if Executive’s employment with the Company is terminated by the Company for Cause or Executive resigns without Good Reason, in either case, during the first year of Executive’s employment with the Company, then Executive shall repay the after-tax portion of the sign-on bonus to the Company within thirty (30) business days following such termination of employment.

(e)Vacation.  Executive shall be entitled to not less than four (4) weeks of paid vacation during each calendar year (prorated for any partial calendar year of employment) in accordance with the J.Jill Companies’ policies and practices for senior executive employees of the J.Jill Companies.

(f)Sign-On Equity Award.  Subject to Executive’s commencing employment with the Company on the Start Date, the Company shall grant to Executive on the Start Date a one-time sign-on equity award, consisting of one million five hundred thousand (1,500,000) restricted stock units (the “RSU Award”), which shall vest in equal installments on each of the first four anniversaries of the date of grant, subject to Executive’s continued employment with the Company as of such anniversary date, except as otherwise provided in Section 6(g) below. The RSU Award shall be an inducement award and be subject to the award agreement substantially in the forms attached hereto as Exhibit A.

(g)Annual Grant.  Beginning in fiscal 2021 and for each subsequent fiscal year, Executive shall be eligible to participate in, and receive grants of stock options, restricted stock, restricted stock units or other forms of equity compensation subject to the terms of any of J.Jill’s equity compensation plans and related documents, including, without limitation, the Plan (the “Annual Grant”).  The terms and conditions of each Annual Grant, including, without limitation, with respect to the form of such equity compensation and vesting terms thereof, shall be determined by the Committee in its sole discretion; provided, however, in no event shall the terms and conditions of any Annual Grant to Executive be less favorable than those applicable to any other senior executive of the Company.

4.Expense Reimbursement.  The Company shall reimburse Executive for (or, at the Company’s option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of her duties under this Agreement.  All reimbursable expenses shall be appropriately documented by Executive upon submission of any request for reimbursement in a manner consistent with the expense reporting policies of the J.Jill Companies and applicable federal and state tax recordkeeping requirements.  The amount of expenses eligible for reimbursement during any taxable year of Executive under this Agreement will not affect the expenses eligible for reimbursement in any other taxable year of Executive, and Executive’s right to reimbursement of expenses is not subject to liquidation or exchange for another benefit. The Company shall also pay, directly to the Executive’s counsel, all legal fees incurred in connection with the review of this Agreement, including the exhibits hereto, not to exceed Thirty Thousand Dollars ($30,000).

5.Place of Performance.  Executive shall carry out her duties and responsibilities under this Agreement principally in and from the Company’s offices in the Quincy, Massachusetts, unless otherwise mutually agreed to by the Company and the Executive.  Executive understands that her position will involve substantial travel and agrees to undertake such travel as may be necessary or desirable in the performance of her duties and responsibilities under this Agreement.

6.Termination; Rights on Termination.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of termination, from all positions on the Board and all committees thereof and from all other positions, whether as officer, director, employee, trustee, consultant or otherwise, that Executive then holds with the Company. Executive agrees to promptly execute such documents as the Company shall reasonably deem necessary to effect such resignations, and in the event that the Executive is unable or unwilling to, or does not, execute any such document, Executive hereby grants her proxy to any officer of the Company to so execute on her behalf or will otherwise be deemed to have resigned from all such positions. Executive’s employment and the Term may be terminated in any one of the following ways:

(a)Termination by the Company for Cause.  The Company may terminate the Term and Executive’s employment for Cause (as defined below), and such termination for Cause shall be effective immediately upon provision of notice to Executive that her employment has been terminated for Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) Executive’s willful breach of Section 7(b), (c), or (d) or Sections 8, 9, or 10 of this Agreement; (ii) Executive’s willful failure to follow a lawful directive of the Board; (iii) Executive’s willful misconduct or gross negligence in the performance or nonperformance of any of her duties or responsibilities; (iv) Executive’s dishonesty or fraud with respect to the business or affairs of any J.Jill Company; (v) Executive’s conviction of or plea of no contest to any misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude or any felony that in either case results, or would reasonably be expected to result, in material harm to the business or reputation of the Company; or (vi) Executive’s use of alcohol or drugs in a manner that materially interferes with the performance of her duties for the J.Jill Companies; provided, however, that in the event of a breach, a failure or negligence described in clauses (i), (ii) or (iii) and in the first instance of a use of alcohol or drugs having the consequence described in clause (vi), in any such case, which can be cured by Executive, the Company shall provide Executive with notice of the facts and circumstances which constitute Cause and shall provide Executive no less than ten (10) business days in which to cure such breach, failure, negligence or use and shall not terminate Executive for Cause if Executive cures such breach, failure, negligence or use within such ten (10) day period. In the event of termination of Executive’s employment for Cause, no compensation or benefits shall be payable to Executive after the date of such termination, except as provided for in paragraph 6(f) of this Agreement.

(b)Termination for Executive’s Death or Disability.  In the event that Executive dies or becomes Disabled, no compensation or benefits shall be payable to Executive or her estate after the date of termination, except as provided for in paragraph 3(f) or 6(f) of this Agreement.  For purposes of this Agreement, “Disabled” shall mean either (i) Executive’s inability to perform the essential duties and responsibilities of her position (even with reasonable accommodation taken into account) by reason of Executive’s mental or physical disability, illness or impairment that has already lasted for a period of one hundred and eighty (180) or more days during any twelve (12) month period, or (ii) Executive’s inability to perform the essential duties and responsibilities of her position (even with reasonable accommodation taken into account) by reason of Executive’s mental or physical disability, illness or impairment that can be expected to result in death or that can be expected to last for a period of one hundred and eighty (180) or more days during any twelve (12) month period. Any question as to the existence of Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The written determination shall be final and conclusive for all purposes of this Agreement.

(c)Termination by the Company Without Cause.  At any time during the Term, the Company may, without Cause and for any reason whatsoever, terminate the Term and Executive’s employment, effective immediately upon provision of notice to Executive or at such later date specified by the Company.  In the event Executive’s employment is terminated during the Term without Cause, and not by reason of Executive’s death or disability, and provided that Executive fully complies with her obligations under paragraphs 7 through 11 of this Agreement and executes (and does not revoke) a full and complete release of all claims against the J.Jill Companies and their respective affiliates, substantially in the form attached hereto as Exhibit B (the “Release”), such that the Release becomes irrevocable within sixty (60) days after her termination of employment with the Company, then Executive shall be paid compensation pursuant to paragraph 6(g) or 6(h) of this Agreement, as applicable.

(d)Termination by Executive For Good Reason.  Executive may terminate the Term and Executive’s employment for Good Reason (as defined below) effective on the first day after the end of the Cure Period (defined herein). “Good Reason” shall mean:  (i) a material diminution in Executive’s duties or responsibilities; (ii) (A) Executive shall not be the senior most executive officer of J.Jill Companies, (B) Executive shall not report directly to the Board or (C) any officer of the J.Jill Companies shall not report, directly or through officers reporting to Executive (provided that the Board may appoint a chairperson who is designated as an officer of the Company and the Company may establish independent reporting relationships between officers such as the Chief Financial Officer, Chief Compliance Officer or Chief Legal Officers and the Board or Committees of the Board responsible for oversight of substantive areas of the Companies reporting or compliance obligations); (iii) a reduction in Executive’s title below the title of Chief Executive Officer or President; (iv) a material reduction in Executive’s Base Salary, other than an across the board reduction to base salary for all senior executives of the Company of no more than twenty percent (20%) (provided that all such across the board reductions during the Term shall not, when aggregated, exceed twenty percent (20%) of Executive’s Base Salary as of the date of the first such reduction); (v) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (vi) the relocation of Executive’s principal work location outside of the Quincy, Massachusetts, area without Executive’s consent; or (vii) any other material breach of this Agreement by the Company; provided, however, that Good Reason shall not exist unless (A) Executive gives the Board a written statement of the basis for Executive’s belief that Good Reason exists, (B) such written statement is provided not later than ninety (90) days after Executive knows, or should reasonably have known, of the existence of the condition that Executive believes forms the basis for resignation for Good Reason, (C) Executive gives the Board at least ten (10) business days after receipt of such written statement to cure the basis for such belief (the “Cure Period”), (D) the Board does not cure the basis for such belief within the Cure Period.  In the event Executive terminates her employment for Good Reason, and provided that Executive fully complies with her obligations under paragraphs 7 through 11 of this Agreement and executes (and does not revoke) the Release such that it becomes irrevocable within sixty (60) days after her termination of employment with the Company, then Executive shall be paid compensation and severance pursuant to paragraph 6(g) or 6(h) of this Agreement, as applicable.

(e)Termination by Executive Without Good Reason.  Executive may resign or terminate her employment hereunder without Good Reason (including, without limitation, Executive’s retirement).  In such event, no compensation or benefits shall be payable to Executive after the date of termination, except as provided for in paragraph 6(f) of this Agreement.

(f)Payment Through Termination.  Upon termination of Executive’s employment for any reason except a termination of employment by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive her Base Salary, any earned, but unpaid, Annual Bonus for the immediately preceding fiscal year, and all benefits and reimbursements earned or accrued through the effective date of termination.  Such Base Salary and Annual Bonus shall be paid in accordance with the Company’s standard payroll procedures.  No other compensation or benefits will be due or payable to Executive after such termination, except as provided or as otherwise required under the terms of the employee benefit plans and programs of the J.Jill Companies or applicable law.

(g)Payment for Termination by the Company Without Cause or by Executive For Good Reason.  In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and provided that Executive fully complies with her obligations under paragraphs 7 through 11 of this Agreement and executes (and does not revoke) the Release, such that by its terms it becomes irrevocable within sixty (60) days after her termination of employment with the Company, then Executive shall be entitled to:

(i) payment of all compensation earned and all benefits and reimbursements due through the effective date of termination, with any compensation payable in cash to be paid no later than thirty (30) days following the date of such termination of employment;

(ii) continued payment of Executive’s then-current annual Base Salary during the Severance Period (as defined below), paid on regularly scheduled payroll dates beginning on the first regular payroll date that is sixty (60) days after Executive experiences a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, that such first payment shall be a lump sum payment equal to the amount of all payments due from the date of such termination through the date of such first payment;

(iii)(A) if Executive’s termination occurs during the period beginning on February 1, 2021 and ending on January 31, 2022, then a full-year bonus for the year of termination equal to one hundred percent (100%) of Executive’s annual Base Salary immediately prior to such termination, or (B) if the termination occurs after January 31, 2022, then an Annual Bonus for the year of termination based on the actual bonus Executive would have received had she remained employed for the full performance period (with any personal non-financial performance goals deemed achieved at one hundred percent (100%)), prorated to reflect the portion of the year worked and payable in accordance with paragraph 3(b) of this Agreement; provided that, in the case of either a termination described in clause (A) or (B), the bonus will be paid only if the Company meets its budget for the fiscal year in which the termination occurs and, in the case of any bonus that becomes payable, such bonus will be paid at the same time the Company pays year-end bonuses to its senior executives, generally.  In all applicable circumstances, the Company will provide the completed Release to Executive within seven (7) days following the date of termination;

(iv)during the Severance Period immediately after the effective date of Executive’s termination, or, if earlier, until coverage is obtained by Executive from another employer (which coverage Executive shall promptly disclose to the Company), to the extent permitted by applicable law, Executive shall also receive a continuation of the medical and dental coverage to which Executive was entitled under paragraph 3(c) of this Agreement immediately prior to such termination (including dependent coverage), at the same premium cost to Executive as determined immediately prior to such termination; provided, that any right Executive has to COBRA under the group health plan in which she participated during her employment with the Company will run concurrently with the continuation of coverage provided herein, and, provided, further, that any Company-paid premiums shall be reported as taxable income to Executive and subject to Executive’s execution and non-revocation of the Release.  Executive’s rights under any employee benefit plan or program of the J.Jill Companies shall be governed by the terms of such plan or program but no rights under any severance plan or policy.  Notwithstanding the foregoing, if Executive fails to timely execute the Release or Executive revokes her execution of the Release on or before the last day of the sixty (60) day period that starts on the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code), Executive shall forfeit any right to any compensation and severance under this paragraph 6(g); and

(v)vesting of a number of RSUs equal to the product of the (x) the number of RSUs scheduled to vest on the next vesting date following such termination of employment, multiplied by (y) a fraction, (1) the numerator of which is equal to the number of days that have elapsed since the last vesting date prior to the date of termination of employment or, if no such vesting date has occurred, the applicable date of grant, and (2) the denominator of which is 365.  For the avoidance of doubt, the remaining unvested RSUs shall be canceled immediately and the Participant shall not be entitled to receive any payments with respect thereto.

For purposes of this Agreement, “Severance Period” means: (i) if the termination occurs on or prior to January 31, 2022, then the 24-month period beginning on the termination date; or (ii) if the termination occurs after January 31, 2022, then the 12-month period beginning on the termination date.

(h)Payment for Termination by the Company Without Cause or by Executive For Good Reason Following a Change in Control.  If at any time following a Change in Control (as defined in the Plan) as a result of which the Company or its successor does not have any stock trading on a nationally recognized securities exchange, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and provided that Executive fully complies with her obligations under paragraphs 7 through 11 of this Agreement and executes (and does not revoke) the Release such that by its terms it becomes irrevocable within sixty (60) days after her termination of employment with the Company, then Executive, in lieu of the payments described in paragraph 6(g), shall be paid:  (i) all compensation earned and all benefits and reimbursements due through the effective date of termination, with any compensation payable in cash to be paid no later than 30 days following the date of such termination of employment; and (ii) an amount equal to two (2) times the sum of (a) Executive’s then-current annual Base Salary, and (b) Executive’s target Annual Bonus for the year of termination, paid in substantially equal installments on regularly scheduled payroll dates for the twelve (12)‑month period that begins on the first regular payroll date that is sixty (60) days after Executive experiences a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code; provided, that such first payment shall be a lump sum payment equal to the amount of all payments due from the date of such termination through the date of such first payment.  In all applicable circumstances, the Company will provide the completed Release to Executive within seven (7) days following the date of termination.  During the twenty-four (24)-month period immediately after the effective date of Executive’s termination, or, if later, the period from Executive’s termination of employment through the completion of the Term, to the extent permitted by applicable law, Executive shall also receive a continuation of the medical and dental coverage to which Executive was entitled under paragraph 3(c) of this Agreement immediately prior to such termination (including dependent coverage), at the same premium cost to Executive as determined immediately prior to such termination; provided, that any right Executive has to COBRA under the group health plan in which she participated during her employment with the Company will run concurrently with the continuation of coverage provided herein, and, provided, further, that any Company-paid premiums shall be reported as taxable income to Executive and subject to Executive’s execution and non-revocation of the Release.  Executive’s rights under any employee benefit plan or program of the J.Jill Companies shall be governed by the terms of such plan or program but no rights under any severance plan or policy.  Notwithstanding the foregoing, if  Executive fails to timely execute the Release or Executive revokes her execution of the Release on or before the last day of the sixty (60)-day period that starts on the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code), Executive shall forfeit any right to any compensation and severance under this paragraph 6(h).

(i)Provisions that Survive Termination of Agreement.  All rights and obligations of the Parties under this Agreement shall cease as of the effective date of termination of this Agreement, except that (i) the Company’s payment and other obligations under paragraph 6 of this Agreement, if any, and its rights and/or obligations under paragraphs 17 through 19 of this Agreement shall survive such termination in accordance with their terms, and (ii) Executive’s obligations under paragraphs 7 through 11, and 17 through 19 of this Agreement shall survive such termination in accordance with their terms.

(j)Right to Offset; No Mitigation.  In the event of any termination of Executive’s employment under this Agreement for any reason, the Company’s obligation to make any payments hereunder shall be subject to offset for any outstanding amounts that Executive owes to any J.Jill Company.  The Executive shall have no duty to mitigate the Company’s obligation to make any payments hereunder by seeking other employment or otherwise.  All payments and benefits payable under this Agreement are gross payments subject to applicable taxes and withholdings.

(k)Compliance with Code Section 409A.

(i)To the extent this Agreement is subject to Section 409A of the Code (“Section 409A”), the Parties intend all payments under this Agreement to comply with the requirements of Section 409A, and this Agreement shall, to the extent practical, be operated and administered to effectuate such intent. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A). In addition, to the extent that any regulations or guidance issued under Section 409A (after application of the previous provision of this paragraph) would subject Executive to the payment of interest or any additional tax under Section 409A, the Parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary on Executive and be reasonably determined in good faith by the Parties; provided, however, that the Parties shall not be required to substitute a cash payment for any non-cash benefit herein.

(ii)A termination of Executive’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Executive’s employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii)With respect to any payment under this Agreement constituting nonqualified deferred compensation subject to Section 409A, (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv)If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit under this Agreement that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph 6(k) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum (without interest) on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(v)Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.

(l)Compliance with Code Section 280G.  If any payments or benefits to which Executive is entitled under this Agreement (referred to in this paragraph 6(l) as the “Payments”) would cause Executive to be liable for the federal excise tax levied on certain “excess parachute payments” under Code Section 4999 (the “Excise Tax”), then the Payments shall be reduced (or repaid to the Company, if previously paid or provided) solely to the extent provided below.  For purposes of this paragraph 6(l), the terms “excess parachute payment” and “parachute payment” will have the meanings assigned to them by Section 280G of the Code (“Section 280G”).

If the Payments exceed 2.99 times Executive’s “Base Amount” (as defined in Section 280G), a “reduced payment amount” shall be calculated by reducing the Payments to the minimum extent necessary so that no portion of the Payments, as so reduced, shall constitute an excess parachute payment.  Executive shall receive either (i) all Payments otherwise due to Executive, without reduction or repayment, or (ii) the reduced payment amount described in the preceding sentence, whichever will provide Executive with the greater after-tax economic benefit taking into account for these purposes any applicable Excise Tax.

Whether Payments are required to be reduced/repaid pursuant to this paragraph 6(l), and the extent to which they are required to be so reduced/repaid, will be determined by the Company in good faith, and the Company will notify Executive in writing of its determination.  Any such notice shall describe in reasonable detail the basis of the Company’s determination.  If Executive accepts the Company’s determination, Executive shall so advise the Company of such decision within thirty (30) days of receipt of notice from the Company.  If Executive objects to such determination within thirty (30) days of receipt of notice from the Company, the Company will retain, at its expense, a nationally recognized public accounting firm, employment consulting firm or law firm selected by the Company and reasonably acceptable to Executive to review the matter.  Such firm shall meet with Executive and her representatives and the Company and its representatives and thereafter render its written opinion as to the extent, if any, that in such firm’s reasonable judgment the payments and benefits otherwise due to Executive hereunder must be reduced hereunder.  The decision of such firm concerning the extent of any required reduction in such the Payments shall be final and binding on both Executive and the Company.

If at the time of a change in control, the Company is a corporation described in Section 280G(b)(5)(A)(i) of the Code, and the imposition of an Excise Tax on the Payments could be avoided by approval of shareholders as described in Section 280G(b)(5)(B) of the Code, then the

Company shall use reasonable best efforts to solicit a vote of such shareholders (described in Section 280G(b)(5)(B) of the Code), in which case the Company will, in good faith, cause such vote to be solicited, and Executive will reasonably cooperate and execute such waivers of compensation as may be necessary to enable the shareholder vote to comply with the requirements specified in Section 280G and the regulations promulgated thereunder.  Executive shall have until the earlier of (i) ten business days after the Executive was notified that the Excise Tax could be imposed on the Payments and (ii) five business days prior to the date of the consummation of the transaction(s) that could cause the imposition of an Excise Tax on the Payments to provide written notice to the Company requesting the Company to solicit such a shareholder vote.

Any Payments to which the Excise Tax would otherwise apply shall, to the extent permitted by applicable law, be treated as consideration for Executive’s compliance with the restrictive covenants set forth in paragraph 7.

7.Executive Covenants.

(a)Executive acknowledges and agrees that during her employment with the Company, she will:  (i) have the primary duty of managing the Company; (ii) customarily and regularly direct the work of two or more employees; and (iii) have the authority to hire or fire other employees or have particular weight given to her suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees.  Executive further acknowledges and agrees that by reason of the time, training, money and trust invested in her by the Company and her exposure to the public or to customers, vendors, or other business relationships, she will gain (A) a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson, or (B) a high level of influence or credibility with the customers, vendors, or other business relationships of the J.Jill Companies.  Executive further acknowledges and agrees that she will be intimately involved in the planning for or direction of the business of the J.Jill Companies, and that she has or will obtain selective or specialized skills, knowledge, abilities, or customer contacts or information by reason of working for the Company.  Notwithstanding the foregoing, Executive may serve on a board of directors in any business during the Restricted Period, subject to the prior written approval of the Board.

(b)During Executive’s employment with the Company and for a period of twelve (12) months thereafter (the “Restricted Period”), Executive shall not, either directly or indirectly, for herself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”), engage, within the Territory (as described below), as an officer, director, owner, partner, member, joint venturer, or in a managerial capacity (whether as an employee, independent contractor, agent, representative, or consultant), in any business engaged in the Business of the J.Jill Companies (as described below); provided, however, that Executive shall not be prohibited from owning less than five percent (5%) of the outstanding shares of any class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “34 Act”). In the event that Executive resigns without Good Reason, the Company may elect to pay Executive her Base Salary for a period of up to twelve (12) months in consideration for Executive’s compliance with this Section 7(b).

(c)In addition, during Executive’s employment with the Company and for a period of twenty-four (24) months thereafter, Executive shall not, either directly or indirectly, for herself or on behalf of or in conjunction with any other Person:

(i)solicit or attempt to solicit, recruit or attempt to recruit, any employee, agent, or contract worker of the J.Jill Companies with whom Executive had material business contact during the course of her employment with the Company to end his or her relationship with any J.Jill Company; or

(ii)seek to induce or otherwise cause any supplier, vendor, licensee, licensor or any other Person with whom any J.Jill Company then has, or during the twelve (12) months prior to such time had, a business relationship, whether by contract or otherwise, to discontinue or alter such business relationship in a manner that is adverse to any J.Jill Company.

(d)In addition, in furtherance of the Company's reasonable efforts to safeguard Confidential Information (defined below), Executive agrees that, during Executive's employment with the Company and during the Restricted Period, Executive shall not serve as a council member or participate in any similar capacity for Gerson Lehrman Group, Inc., Coleman Research, GuidePoint Global, or any other firm the primary purpose of which is to connect its clients with executives or industry specialists (whether through in-person meetings, telephone conversations, on-line forums or other mediums) as a means for its clients to conduct primary research on a particular company, industry or business sector.

(e)For purposes of paragraphs 7 through 11 of this Agreement:

(i)The “Territory” shall be defined as the United States of America and any other territory where employee is working at the time of termination of employment with the Company; which Executive acknowledges and agrees is the territory in which she is providing services to the J.Jill Companies pursuant to this Agreement.

(ii)The “Business of the J.Jill Companies” shall be defined as a women’s retail, catalog, phone and/or internet apparel business (regardless of its form of organization, and including a division of a general retailer, such as a department store, if the division is engaged in a specialty women’s apparel retail or specialty women’s apparel catalog business, including, for purposes of illustration, but not limited to, Ascena Retail Group Inc. and its subsidiaries, Chico’s FAS, Inc. and its subsidiaries, Eddie Bauer LLC, Eileen Fisher Inc. and its subsidiaries, Nordstrom Inc., J. Crew and its subsidiaries, L.L. Bean, Inc., Lands End Inc., The Talbots, Inc. and its subsidiaries, The Gap Inc. and its subsidiaries).

(f)The covenants in this paragraph 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  If any provision of this paragraph 7 relating to the time period, scope, or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(g)All of the covenants in this paragraph 7 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against any J.Jill Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any J.Jill Company of such covenants.

(h)Executive has carefully read and considered the provisions of this paragraph 7 and, having done so, agrees that the restrictive covenants in this paragraph 7 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of the J.Jill Companies and their respective officers, directors, employees and equityholders.

8.Trade Secrets and Confidential Information.

(a)For purposes of this paragraph 8, “Confidential Information” means all non-public or proprietary data or information (other than Trade Secrets) concerning the business and operations of the J.Jill Companies, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs, designs and processes; equityholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; business ideas and methods, store concepts, inventions, innovations, developments, graphic designs, website designs, patterns, specifications, procedures, databases and personnel.  “Trade Secret” means trade secret as defined by applicable state law.  In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)Executive acknowledges that in the course of her prior services as a member of the Board and her future employment with the Company, she has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the J.Jill Companies, and that unauthorized or improper use or disclosure by Executive of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the J.Jill Companies.  Accordingly, she is willing to enter into the covenants contained in paragraphs 7, 8, 9, 10 and 11 of this Agreement in order to provide the J.Jill Companies with what she considers to be reasonable protection for its interests.

(c)Executive hereby agrees to (i) hold in confidence all Confidential Information of the J.Jill Companies that came into her knowledge during her employment by the Company and (ii) not disclose, publish or make use of such Confidential Information, other than in the good-faith performance of her duties, without the prior written consent of the Company for as long as the information remains Confidential Information.

(d)Executive hereby agrees to hold in confidence all Trade Secrets of the J.Jill Companies that came into her knowledge during her employment by the Company not to disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

(e)Notwithstanding the foregoing, the provisions of this paragraph 8 will not apply to (i) information required to be disclosed by judicial or governmental proceedings, or (ii) Confidential Information or Trade Secrets that otherwise becomes generally known in the industry or to the public through no act of Executive or any person or entity acting by or on

Executive’s behalf or information which Executive can demonstrate to have had rightfully in her possession prior to the Start Date.

(f)Notwithstanding anything to the contrary herein, nothing in this Agreement will prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the ’34 Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or require modification or prior approval by the Company or any other J.Jill Company of any such reporting.

(g)Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (i) is made (A) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Executive also understands that if she files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Trade Secret to her attorney and use the Trade Secret information in the court proceeding, if Executive (i) files any document containing the Trade Secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

9.Nondisparagement.  During the Term and thereafter, Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize any J.Jill Company or any affiliate of any J.Jill Company or their respective officers, directors, agents, or executives.

10.Return of Company Property.  All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, computer data, customer information and other property or information delivered to or compiled by Executive by or on behalf of the J.Jill Companies, their representatives, vendors or customers shall be and remain the property of the J.Jill Companies, and be subject at all times to its discretion and control.  Upon the request of the Company and, in any event, upon the termination of Executive’s employment with the Company, Executive shall promptly deliver all such materials to the Company.

11.Work Product and Inventions.

(a)Works.  Executive acknowledges that Executive’s work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium (including, without limitation, all business ideas and methods, store concepts, inventions, innovations, developments, graphic designs (such as catalog designs, in-store signage and posters), web site designs, patterns, specifications, procedures or processes, market research, databases, works of authorship, products and other works of creative authorship) which have been or will be prepared by Executive, or to which Executive has contributed or will contribute, in connection with Executive’s services to any J.Jill Company (collectively, “Works”), are and will be within the scope of Executive’s employment and part of Executive’s duties and responsibilities.  Executive’s work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of any J.Jill Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws.  However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire”, Executive hereby assigns, grants, and delivers exclusively and throughout the world to the Company all rights, titles and interests in and to any such Works, and all copies and versions, including all copyrights and renewals.  Executive agrees to cooperate with the Company and to execute and deliver to the Company and its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, titles and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints the Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable.  Without limiting the preceding provisions of this paragraph 11(a), Executive agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.

(b)Inventions and Ideas.  Executive shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Executive in any way connected with Executive’s services or related to the Business of the J.Jill Companies, any J.Jill Company’s research or development, or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Term or within three (3) months thereafter and hereby assigns to the Company any such invention or idea.  Executive agrees, subject to reimbursement of actual out of pocket expenses related thereto and at the Company’s sole liability and expense, to cooperate with the Company and sign all papers reasonably deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable.  This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of any J.Jill Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the Business of the J.Jill Companies, or (B) to actual or demonstrably anticipated research or development of any J.Jill Company, or (ii) the invention results from any work performed by Executive for any J.Jill Company.

12.No Prior Agreements; Non-contravention. The Company and Executive hereby agree that Executive’s employment with the Company is conditioned on Executive obtaining a release from any existing restrictive covenants from Executive’s prior employer, and representing that she is no longer a party to an agreement that prevents her from accepting the position of President and Chief Executive Officer of the Company. The Company shall reimburse Executive for Executive’s reasonable legal fees incurred by her in negotiating a release with Executive’s prior employer, unless Executive chooses not to commence employment with the Company.

13.Assignment; Binding Effect.  Executive understands that she has been selected for employment by the Company on the basis of her personal qualifications, experience,

and skills.  Executive agrees, therefore, that she cannot assign all or any portion of her performance under this Agreement.  The Company may assign this Agreement to the purchaser of substantially all of the assets of the Company, or to any other J.Jill Company.  Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective heirs, legal representatives, successors and permitted assigns.  Executive acknowledges and agrees that each J.Jill Company is a third-party beneficiary of this Agreement, including, without limitation, this paragraph 13 and paragraph 17 hereof.

14.Complete Agreement; Waiver; Amendment.  Executive has no oral representations, understandings, or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement.  This Agreement is the final, complete and exclusive statement of expression of the agreement between the Parties with respect to the subject matter hereof (including, but not limited to, any severance payments, change in control payments and terms of employment) and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company or member of the Board and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

15.Notice.  Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company or the Board:	J.Jill, Inc. 4 Batterymarch Park Quincy, MA 02169 Attn: Board of Directors

To Executive, to the most recent address the Company has on file for Executive.

16.Severability; Headings.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  This severability provision shall be in addition to, and not in place of, the provisions of paragraph 7(f) above.  The paragraph and section headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.

17.Equitable Remedy.  Because of the difficulty of measuring economic losses to any J.Jill Company as a result of a breach of the covenants set forth in paragraphs 7 through 11, and because of the immediate and irreparable damage that would be caused to the J.Jill Companies for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the J.Jill Companies, at law or in equity, each J.Jill Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach by Executive of any provision of paragraphs 7 through 11 of this Agreement.  Each J.Jill Company may seek temporary and/or permanent injunctive relief for an alleged violation of paragraphs 7 through 11 of this Agreement without the necessity of first arbitrating the matter pursuant to paragraph 18 of this Agreement and without the necessity of posting a bond.  Except as prohibited by applicable law, if any J.Jill Company seeks injunctive relief regarding any breach of any provision of paragraphs 7 through 11 of this Agreement pursuant to this paragraph 17, the prevailing party shall be awarded and the non-prevailing party shall pay (or, to the extent incurred, reimburse the prevailing party for) the prevailing party’s attorneys’ fees and related expenses.

18.Arbitration.  Except for an action by any J.Jill Company for injunctive relief as described in paragraph 17 of this Agreement, any disputes or controversies arising under or related to this Agreement or Executive’s employment with the Company will be settled by binding arbitration in Boston, Massachusetts, through the use of and in accordance with the applicable rules of the American Arbitration Association relating to arbitration of commercial disputes and pursuant to the Federal Arbitration Act except that discovery, including document production, depositions and interrogatories shall be permitted.  One neutral arbitrator shall hear the dispute.  The determination and findings of such arbitrator will be binding on all Parties and may be enforced, if necessary, in any court of competent jurisdiction.  The arbitrator shall be mutually acceptable to the Parties and need not be selected from the AAA’s roster of arbitrators if the Parties can agree otherwise.  If the Parties are unable to agree on an arbitrator, then the arbitrator shall be selected pursuant to the AAA’s rules.

19.Indemnification. During Executive’s employment and service as a director or officer (or both) and at all times thereafter during which Executive may be subject to liability, Executive shall be entitled to indemnification set forth in the Company’s Certificate of Incorporation and By-laws to the fullest extent permitted by applicable law. The Company will provide for the advancement of expenses in connection with any such claim if Executive delivers in writing to the Company (a) an undertaking to reimburse the Company for expenses with respect to which Executive is not entitled to indemnification; and (b) an affirmation of her good faith belief that the standard of conduct necessary for indemnification by the Company has been met. Notwithstanding anything to the contrary herein, the Executive’s rights under this Section 19 shall survive the termination of her employment for any reason and the expiration of this Agreement for any reason.

20.Jointly Drafted.  The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

21.Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, not including the choice-of-law rules thereof.  The Parties hereby consent to the exclusive and sole jurisdiction and venue of the state and federal courts located in Delaware for the litigation of disputes not subject to arbitration and waive any claims of improper venue, lack of personal jurisdiction or lack of subject matter jurisdiction as to any such disputes.

IN WITNESS WHEREOF, each of the parties hereto have caused this Employment Agreement to be duly executed as of the date first written above.

J.JILL, INC.

By:
Title:

Date:

CLAIRE SPOFFORD
/s/ Claire Spofford

Date:

[Signature Page to Employment Agreement – Spofford, Claire]

EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT

[See attached.]

4820-2941-7914v.4

Exhibit B

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into and delivered to the Board of Directors of J.Jill, Inc. (the “Company”), having an address at _____________, as of this [•] day of __________, 20[__], by Claire Spofford (“Executive”).  Executive agrees as follows:

1. The employment relationship between Executive and the Company terminated on the [•] day of ________, 20[__] (the “Termination Date”) pursuant to Section [__] of the Employment Agreement by and between the Company and Executive, dated [___] [___], 2020 (the “Employment Agreement”).  Capitalized terms used but not defined in this Release shall have the meaning ascribed to them in the Employment Agreement.

2. In consideration of the payments, rights and benefits provided for in paragraphs 6[(g)/(h)] of the Employment Agreement (“Separation Terms”) that are conditioned upon the effectiveness of this Release, the sufficiency of which Executive hereby acknowledges, Executive, on behalf of herself and her agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Executive Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, that may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974 (excluding COBRA); the Fair Labor Standards Act; the Equal Pay Act; the Fair Credit Reporting Act; the federal Worker Adjustment and Retraining Notification Act (“WARN Act”); the Family & Medical Leave Act; the Sarbanes-Oxley Act of 2002; the federal False Claims Act;  the Massachusetts Fair Employment Practice Act; the Massachusetts Wage Act; the Massachusetts Equal Pay Law; the Massachusetts Age Discrimination Law; the Massachusetts Right-To-Know Law; the Massachusetts Family Leave Law; the Massachusetts Juror Protection Law; the Massachusetts School Leave Law; the Massachusetts Polygraph Law; the Massachusetts WARN Act; the New Hampshire Equal Pay Act; the New Hampshire Whistleblower Protection Act; the New Hampshire Law Against Discrimination; the New Hampshire Worker's Right to Know Act; the New Hampshire Juror Protection Law; the New Hampshire Military Discrimination Law; the New Hampshire Indoor Smoking Act; the New Hampshire WARN Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours or any other terms and conditions of employment. This includes a release by Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the J.Jill Companies and their respective past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents,

4820-2941-7914v.4

members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries or administrators of any J.Jill Company employee benefit plans (but with respect to any agent, insurer, attorney, administrator or any individual only in its or his or her official capacity with the J.Jill Companies and not in any individual capacity unrelated to the business of the J.Jill Companies).  Executive acknowledges and agrees that each Company Released Party is a third-party beneficiary of the provisions of this Release.

3. Executive acknowledges that Executive is waiving and releasing rights that Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Release; (ii) Executive has at least twenty-one (21) days within which to consider this Release and such additional time provided in the Employment Agreement, although Executive may, at Executive’s discretion, sign and return this Release at an earlier time, in which case Executive waives all rights to the balance of this twenty-one (21) day review period; and (iii) for a period of 7 days following the execution of this Release, Executive may revoke this Release in a writing delivered to the Board of Directors of the Company, and this Release shall not become effective or enforceable until the revocation period has expired.

4. Executive and the Company agree that this Release does not apply to: (i) any rights or claims that may arise after the date of execution by Executive of this Release; (ii) any claims for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); or (iii) claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee.

5.  This Release does not release the Company Released Parties from (i) any obligations due to Executive under the Separation Terms, (ii) any rights Executive has to exculpation, indemnification or advancement by the Company or any of the J. Jill Companies and to coverage under directors and officers liability insurance coverage, including any such rights set forth in separate indemnification agreements between Executive and Company all of which shall continue in full force and effect, (iii) any vested rights Executive has under any J.Jill Company employee benefit plans as a result of Executive’s service with the Company, in accordance with the terms of such plans, or (iv) any fully vested rights of Executive as an equityholder of the Company.

6. This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local employment discrimination laws (including, without limitation, the ADEA and Title VII) to communicate or file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or similar federal, state or local government body or agency charged with enforcing employment discrimination laws. Therefore, nothing in this Agreement shall prohibit, interfere with or limit Executive from filing a charge with, communicating with or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal, state or local agency.  However, Executive shall not

2

be entitled to any relief or recovery (whether monetary or otherwise), and Executive hereby waives any and all rights to relief or recovery, under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released in this Release.

7.  Executive represents and warrants that she has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against any of the Company Released Parties.

6. This Release is not an admission by the Company Released Parties or Executive Releasing Parties of any wrongdoing, liability or violation of law.

7. Executive waives any right to reinstatement or future employment with any J.Jill Company following Executive’s separation from the Company on the Termination Date.

8. Executive shall continue to be bound by the restrictive covenants contained in Sections 7-11 of the Employment Agreement.

9. This Release shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws.

10. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

11. Executive acknowledges that Executive has carefully read and understands this Release, that Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

3

Executive has executed this Release as of the day and year written above.

EXECUTIVE

/s/ Claire Spofford

Claire Spofford

Date:

4